Exhibit 99.2 Daniel J. O’Donnell, Esq. Executive Vice President Chief Legal Officer Secretary (609) 631-6157 FAX: (609) 584-8570 ODONNELLD@YNB.COM
YARDVILLE NATIONAL BANK	P.O. Box 8487 Trenton, NJ 08650 (609) 585-5100

January 31, 2007

Via Fax and Overnight Mail

Mr. Peter Bray

Bray, Chiocca & Miller, LLC

Lanidex Executive Center

100 Misty Lane

Parsippany, New Jersey 07054-2710

Dear Mr. Bray:

Thank you for speaking with Joe Crawford of Pepper Hamilton LLP yesterday. I appreciate your cooperation.

I have discussed your information with Joe and his SEC partners and attorneys. It appears, however, that I will need further information in order for me, as the chief legal officer of the issuer, to discharge my duties and obligations under section 307 of the Sarbanes Oxley Act of 2002, as well as the SEC rules promulgated thereunder pertaining to the standards of professional conduct for attorneys appearing or practicing before the SEC.

As you know, under the SEC rules when a “covered attorney” receives a report of a “material violation,” he or she must conduct an inquiry that “he or she reasonably believes is appropriate to determine whether the material violation described in the report has occurred, is ongoing or is about to occur.” Unless a chief legal officer can conclude that there is not a “material violation,” the SEC rules require he or she to take all reasonable steps to cause the issuer to adopt remedial measures to stop or prevent an ongoing violation and to rectify and minimize the possibility of recurrence of a past violation. We consider your letter to be such a report.

In this regard, the SEC has adopted a complex standard for what constitutes sufficient evidence of a material violation to require further reporting “up the ladder.” According to the SEC rules, there must be “credible” evidence such that it would be “unreasonable, under the circumstances, for a prudent and competent attorney not to conclude” that the occurrence of the violation would be “reasonably likely.” “Material violation” includes a material violation of U.S. federal or state securities laws or a material breach of U.S. federal or state common law or statutory fiduciary duty, including malfeasance, nonfeasance, abdication of duty, abuse of trust and approval of unlawful transactions.

In order to establish that such credible evidence exists, we will need to speak with the shareholder to whom the disclosures were allegedly made. Please provide his name and contact information to me in writing as soon as possible. Feel free to email his contact information to me at odonnelld@ynb.com. Moreover, please confirm that your client also will be available to be interviewed in this regard if necessary.

As I stated in my previous letter, we take this matter very seriously. As the chief legal officer, I am particularly attuned to my duties and obligations under the SEC rules and Sarbanes Oxley. I look forward to a speedy resolution of this matter. Please be reminded, however, that I will not be able to provide you with any information concerning developments until and unless a public statement is released by the company.

Once again, thank you for your report and your continuing cooperation.

Sincerely,

/s/ Daniel J. O’Donnell

Daniel J. O'Donnell

Executive Vice President and Chief Legal Officer

Cc:	Jay G Destribats, Chairman of the Board

James Bartolomei, Chairman of the Audit Committee

Joseph Crawford, Pepper Hamilton, LLP

Robert Murphy, Pepper Hamilton, LLP